Exhibit 10.1

Real Estate Loan Agreement
This Real Estate Loan Agreement (“Agreement”), dated as of June 23, 2010, is between Bank of America, N. A. (the “Bank”) and MCA Enterprises Brandon Inc (the “Borrower”).
1. THE LOAN
1.1 Loan Amount. The Bank agrees to provide a term loan to the Borrower in the amount of One Million One Hundred Fifty Thousand and 00/100 Dollars ($1,150,000.00) (the “Loan”). The Loan is being made for the purpose of financing a portion of the cost of purchasing the real property described in Section 3 of this Agreement. The balance of the long-term financing required in connection with the purchase of the real property will be provided through the issuance of debentures guaranteed by the U.S. Small Business Administration (the “SBA”) pursuant to a Section 504 Authorization for Debenture Guaranty issued by the SBA on April 1, 2010 (the “SBA Loan Authorization”). Pending issuance of the Debentures, the Bank has agreed to provide a short-term bridge loan up to Nine Hundred Twenty Thousand and 00/100 Dollars ($920,000.00) (the “Bridge Loan’’) pursuant to the terms of a separate Bridge Loan Agreement dated as of the same date as this Agreement.
1.2 Availability Period. The Loan is available in one disbursement from the Bank between the date of this Agreement and April 23, 2011, unless the Borrower is in default.
1.3 Interest Rate.
(a)
The initial interest rate is six and seventy-two hundredths percent (6.720%) per year. On each Adjustment Date (as defined below), the interest rate will be adjusted to a rate per year equal to the U.S. Treasury Securities Rate plus 4.00 percentage point(s).

(b)
The interest rate will be adjusted on June 23, 2017, and every seven years thereafter (the “Adjustment Date”) and remain fixed until the next Adjustment Date. If the Adjustment Date in any particular month would otherwise fall on a day that is not a banking day then, at the Bank’s option, the Adjustment Date for that particular month will be the first banking day immediately following thereafter.

(c)
The U.S. Treasury Securities Rate is a rate of interest equal to the weekly average yield on U.S. Treasury Securities, adjusted to a constant maturity of seven years as published from time to time and made available in Federal Reserve Board Statistical Release H.15 (519) (or, if such source is not available, such alternate source as determined by the Bank).

1.4 Repayment Terms.
(a)
The Borrower will repay principal and interest in equal combined installments beginning on July 23, 2010, and on the same day of each month thereafter, and ending on June 23, 2030 (the “Repayment Period”). Each installment shall be in an amount sufficient to fully amortize principal and interest over an amortization period of twenty-five (25) years (the “Amortization Schedule”). Initially, the amount of each installment shall be $7995.38. Each installment, when paid, will be applied first to the payment of interest accrued and the balance will be applied to the repayment of principal.

Ref# 1000367553 — MCA Enterprises Brandon Inc.
Real Estate Loan Agreement

(b)
The installments are subject to change if the interest rate changes as described above. For each Adjustment Date (as defined above), the Bank will determine the amount of the installments that will be necessary to repay the unpaid principal at the new interest rate over a term equal to the remaining term of the Amortization Schedule. The Borrower will pay the new installment amount beginning on the first payment date after the Adjustment Date until the amount of the installments changes again.

(c)	On the last day of the Repayment Period, the Borrower will repay the remaining principal balance plus any interest then due.
1.5 Prepayments. The Borrower may prepay principal in full or in part at any time. The prepayment will be applied to the most remote payment of principal due under this Agreement. Each prepayment, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee. The prepayment fee will be the sum of the fees calculated separately for each Prepaid Installment, as follows:
(a)
The Bank will first determine the amount of interest which would have accrued each month for the Prepaid Installment had it remained outstanding until the Original Payment Date, using the Initial Money Market Funds Rate.

(b)
The Bank will then subtract from each monthly interest amount determined in (a), above, the amount of interest which would accrue for that Prepaid Installment if it were reinvested from the date of prepayment through the Original Payment Date, using the Treasury Rate.

(c)
If (a) minus (b) for the Prepaid Installment is greater than zero, the Bank will calculate the present value of the monthly differences to the date of prepayment by the rate used in (b) above. The sum of the present values is the prepayment fee for that Prepaid Installment.

(d)	The following definitions will apply to the calculation of the prepayment fee:
“Initial Money Market Funds Rate” means the fixed interest rate per annum, determined solely by the Bank as of the first day of the Interest Period, as the rate at which the Bank would be able to borrow funds in the Money Market for the duration of the Interest Period in the amount of the prepaid principal and with a term, interest payment frequency, and principal repayment schedule equal to the prepaid principal.
“Interest Period” means the period during which the interest rate applicable to prepaid principal is fixed and not subject to change.
“Money Market” means one or more wholesale rate markets available to the Bank, including the LIBOR, Eurodollar, and SWAP rate markets as applicable and available, or such other appropriate Money Market as determined by the Bank in its sole discretion.
“Original Payment Dates” mean the dates on which the prepaid principal would have been paid if there had been no prepayment. If a portion of the principal would have been paid later than the end of the Interest Period in effect at the time of prepayment, then the Original Payment Date for that portion will be the last day of the Interest Period.
“Prepaid Installment” means the amount of the prepaid principal which would have been paid on a single Original Payment Date.
“Treasury Rate” means the interest rate yield for U.S. Government Treasury Securities which the Bank determines could be obtained by reinvesting a specified Prepaid Installment in such securities for a period of time approximating the period starting on the date of the prepayment and ending on the Original Payment Date.
Ref# 1000367553 — MCA Enterprises Brandon Inc.
Real Estate Loan Agreement

The Bank may adjust the Initial Money Market Funds Rate and the Treasury Rate to reflect the compounding, accrual basis, or other costs of the prepaid amount. The rates shall include adjustments for reserve requirements, federal deposit insurance, and any other similar adjustment which the Bank deems appropriate. Each of the rates is the Bank’s estimate only, and the Bank is under no obligation to actually purchase or match funds for any transaction or reinvest any prepayment. The rates are not fixed by or related in any way to any rate the Bank quotes or pays for deposits accepted through its branch system. The rates will be based on information from either the Telerate or Reuters information services, The Wall Street Journal, or other information sources the Bank deems appropriate.
2. FEES AND EXPENSES
2.1 Fees.
(a)	Loan Fee. The Borrower agrees to pay a Loan fee the amount of Eleven Thousand Five Hundred and 00/100 Dollars ($11,500.00). This fee is due on or before the date the Loan is disbursed.
(b)
Waiver Fee. If the Bank, at its discretion, agrees to waive or amend any terms of this Agreement, the Borrower will, at the Bank’s option, pay the Bank a fee for each waiver or amendment in an amount advised by the Bank at the time the Borrower requests the waiver or amendment. Nothing in this paragraph shall imply that the Bank is obligated to agree to any waiver or amendment requested by the Borrower. The Bank may impose additional requirements as a condition to any waiver or amendment.

(c)
Late Fee. To the extent permitted by law, the Borrower agrees to pay a late fee in an amount not to exceed four percent (4%) of any payment that is more than fifteen (15) days late. The imposition and payment of a late fee shall not constitute a waiver of the Bank’s rights with respect to the default.

2.2 Expenses. The Borrower agrees to pay all costs and expenses incurred by the Bank in connection with making the Loan. Such costs and expenses include, but are not limited to, charges for title insurance, recording and escrow charges, appraisal fees, fees for environmental services, and any other reasonable fees and costs for services, regardless of whether such services are furnished by the Bank’s employees or by independent contractors.
2.3 Reimbursement Costs.
(a)
The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys’ fees, including any allocated costs of the Bank’s in-house counsel to the extent permitted by applicable law.

(b)
The Borrower agrees to reimburse the Bank for the cost of periodic appraisals of the real property collateral securing the Agreement, at such intervals as the Bank may reasonably require. The appraisals may be performed by employees of the Bank or by independent appraisers.

3. COLLATERAL
3.1 Real Property.
(a)
All obligations of the Borrower under this Agreement will be secured by a mortgage (the “Real Estate Security Instrument”) executed by the borrower covering the real property located at 2055 Badlands Drive, Brandon, Florida 33511 (the “Property”).

Ref# 1000367553 — MCA Enterprises Brandon Inc.
Real Estate Loan Agreement

4. DISBURSEMENTS AND PAYMENTS
4.1 Disbursements and Payments.
(a)
Each payment by the Borrower will be made in U.S. Dollars and immediately available funds by debit to a deposit account, as described in this Agreement or otherwise authorized by the Borrower. For payments not made by direct debit, payments will be made by mail to the address shown on the Borrower’s statement or at one of the Bank’s banking centers in the United States, or by such other method as may be permitted by the Bank.

(b)
The Bank may honor instructions for advances or repayments given by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers.

(c)
For any payment under this Agreement made by debit to a deposit account, the Borrower will maintain sufficient immediately available funds in the deposit account to cover each debit. If there are insufficient immediately available funds in the deposit account on the date the Bank enters any such debit authorized by this Agreement, the Bank may reverse the debit.

(d)
Each disbursement by the Bank and each payment by the Borrower will be evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

(e)
Prior to the date each payment of principal and interest and any fees from the Borrower becomes due (the “Due Date”), the Bank will mail to the Borrower a statement of the amounts that will be due on that Due Date (the “Billed Amount”). The calculations in the bill will be made on the assumption that no new extensions of credit or payments wild be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate. If the Billed Amount differs from the actual amount due on the Due Date (the “Accrued Amount”), the discrepancy will be treated as follows:

(i)
If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrower will not be in default by reason of any such discrepancy.

(ii)	If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.
Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrower interest on any overpayment.
4.2 Direct Debit (with ACH Debit).
(a)
The Borrower agrees that on the Due Date the Bank will debit the Billed Amount from the deposit account with the Depository listed below (the “Designated Account”) owned by the Borrower. A voided copy of a check on the Designated Account has been, or will be, provided to the Bank.

DEPOSITORY NAME: Charter One Bank
City, State and Zip Code: Southfield, MI, 48034
Routing Number: 241070417
Deposit Account Number: 4515552189
(b)	Debits made by ACH shall be subject to the operating rules of the National Automated Clearing House Association, as in effect from time to time.
(c)
The Borrower may terminate this direct debit arrangement at any time by sending written notice to the Bank. If the Borrower terminates this arrangement, then the principal amount outstanding under this Agreement will at the option of the Bank bear interest at a rate per annum which is one (1.000) percentage point higher than the rate of interest otherwise provided under this Agreement and the amount of each payment will be increased accordingly.

Ref# 1000367553 — MCA Enterprises Brandon Inc.
Real Estate Loan Agreement

4.3 Banking Days. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank’s lending office is located, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.
4.4 Interest Calculation. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.
4.5 Default Rate. Upon the occurrence of any default or after maturity or after judgment has been rendered on any obligation under this Agreement, all amounts outstanding under this Agreement, including any interest, fees, or costs which are not paid when due, will at the option of the Bank bear interest at a rate which is six (6.0) percentage point(s) higher than the rate of interest otherwise provided under this Agreement. This may result in compounding of interest. This will not constitute a waiver of any default.
5. CONDITIONS
Before the Bank is required to extend any credit to the Borrower under this Agreement, it must receive any documents and other items it may reasonably require, in form and content acceptable to the Bank, including any items specifically listed below.
5.1 Authorizations. If the Borrower or any guarantor is anything other than a natural person, evidence that the execution, delivery and performance by the Borrower and/or such guarantor of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.
5.2 Governing Documents. If required by the Bank, a copy of the Borrower’s organizational documents.
5.3 Guaranties. Guaranties signed by AMC WINGS, INC. (“AMC WINGS, INC.”), DIVERSIFIED RESTAURANT HOLDINGS, INC. (“DIVERSIFIED RESTAURANT HOLDINGS, INC.”), Thomas M. Ansley, (“Thomas M Ansley,”) and AMC Group, Inc. (“AMC Group, Inc.”).
5.4 Real Estate Security Instrument. Signed and acknowledged original Real Estate Security Instrument encumbering the Property.
5.5 Title Insurance. An ALTA lender’s title insurance policy from a title company acceptable to the Bank, for at least One Million One Hundred Fifty Thousand and 00/100 Dollars ($1,150,000.00), insuring the Bank’s interest in the Property, with only such exceptions as may be approved by the Bank and together with such endorsements as the Bank may require.
5.6 Beneficiary Statements. If the Real Estate Security Instrument is to be junior to any other lien on the Property, an acceptable beneficiary statement from the holder of prior lien.
5.7 Tenant Agreements. If applicable, subordination agreements and estoppel certificates from tenants leasing space in the Property.
5.8 Environmental Information. An environmental questionnaire prepared and certified by the Borrower, and, if the Bank requires, an environmental survey of the Property prepared by an environmental consultant satisfactory to the Bank.
Ref# 1000367553 — MCA Enterprises Brandon Inc.
Real Estate Loan Agreement

5.9 Casualty Insurance. Evidence of the casualty and other insurance coverage as required under this Agreement or otherwise by the Bank in writing.
5.10 Survey. If required by the Bank or the title insurer, a survey of the Property and the improvements thereon, prepared and certified by a qualified surveyor.
5.11 Other Property Information. Such other documents, property information and other assurances as the Bank may reasonably require concerning the Property.
5.12 Payment of Fees. Payment of all fees, expenses and other amounts due and owing to the Bank. If any fee is not paid in cash, the Bank may, in its discretion, treat the fee as a principal advance under this Agreement or deduct the fee from the Loan proceeds.
5.13 SBA Loan Authorization. A copy of the SBA Loan Authorization, duly executed by all parties thereto.
6. REPRESENTATIONS AND WARRANTIES
When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request:
6.1 Formation. If the Borrower is anything other than a natural person, it is duly formed and existing under the laws of the state or other jurisdiction where organized.
6.2 Authorization. This Agreement, and any instrument or agreement required hereunder, are within the Borrower’s powers, have been duly authorized, and do not conflict with any of its organizational papers.
6.3 Good Standing. In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.
6.4 Financial Information. All financial and other information that has been or will be supplied to the Bank is sufficiently complete to give the Bank accurate knowledge of the Borrower’s (and any guarantor’s) financial condition, including all material contingent liabilities. Since the date of the most recent financial statement provided to the Bank, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Borrower (or any guarantor). If the Borrower is comprised of the trustees of a trust, the foregoing representations shall also pertain to the trustor(s) of the trust.
6.5 Lawsuits. There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower which, if lost, would impair the Borrower’s financial condition or ability to repay the Loan, except as have been disclosed in writing to the Bank.
6.6 Other Obligations. The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to the Bank.
6.7 Tax Matters. The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year and all taxes due have been paid, except as have been disclosed in writing to the Bank.
6.8 No Event of Default. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.
6.9 Collateral. All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others, except those which have been approved by the Bank in writing.
Ref# 1000367553 — MCA Enterprises Brandon Inc.
Real Estate Loan Agreement

6.10 SBA Loan Authorization. The Borrower has executed the SBA Loan Authorization, and the SBA Loan Authorization is in effect, is not in default, and has not been amended or terminated.
6.11 Employment by Bank or SBA. To the best of the Borrower’s knowledge, neither the Borrower nor any owner of the Borrower is or has within the past six (6) months been an employee of the SBA or the Bank.
7. COVENANTS
The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:
7.1 Use of Proceeds; Compliance with SBA Loan Authorization. To use the Loan proceeds for the purpose of financing a portion of the cost of purchasing the Property, as specifically authorized by, and in compliance with, the SBA Loan Authorization and the applicable SBA rules and regulations.
7.2 Compliance with Law. To comply with the laws, regulations, orders, building restrictions and requirements of all governmental authorities having jurisdiction over the Property or the Borrower’s business conducted on the Property and with all recorded covenants and restrictions affecting the Property.
7.3 Conditional Sales Contracts; Removal of Fixtures and Equipment. Without the Bank’s prior written consent, not to install any equipment or fixtures on the Property which are subject to a lien or security interest in favor of the seller or any other third party, or to remove from the Property any equipment, machinery or fixtures used in connection with the maintenance or operation of the Property unless replaced by articles of equal suitability and value owned by the Borrower free and clear of any lien or security interest.
7.4 Insurance.
(a)	To maintain the following insurance:
(i)	All risk property damage insurance on the Property for the full insurable value on a replacement cost basis.
(ii)	If at any time any structure on the Property is located in a Special Flood Hazard Area under the Flood Disaster Protection Act of 1973, as amended, flood insurance in an amount acceptable to the Bank.
(iii)
Such other insurance as the Bank in its reasonable judgment may require to comply with the Bank’s regular requirements and practices in similar transactions, which may include windstorm, hurricane, and earthquake insurance, and insurance covering acts of terrorism.

(b)
All policies of insurance required by the Bank must be issued by companies approved by the Bank and otherwise be acceptable to the Bank as to amounts, forms, risk coverages and deductibles. The insurance must include a lender’s loss payable endorsement in favor of the Bank in a form acceptable to the Bank. Upon the request of the Bank, the Borrower will deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

(c)
If the Borrower fails to keep any such coverage in effect while the Loan is outstanding, the Bank may procure the coverage at the Borrower’s expense. The Borrower will reimburse Bank, on demand, for all premiums paid by the Bank, which amounts may be added to the principal balance of the Loan and shall bear interest at the default rate provided in this Agreement.

7.5 Preservation of Rights. To obtain, preserve and maintain in good standing, as applicable, all rights, privileges and franchises necessary or desirable for the operation of the Property and the conduct of the Borrower’s business on the Property.
Ref# 1000367553 — MCA Enterprises Brandon Inc.
Real Estate Loan Agreement

7.6 Maintenance and Repair. To (a) maintain the Property, including the parking and landscaping portions thereof, in good condition and repair, (b) promptly make, or cause tenants to make all necessary structural and non-structural repairs to the Property, and (c) not demolish, alter, remove or add to any improvements, excepting the installation or construction of tenant improvements in connection with any leases approved in accordance with this Agreement. The Borrower shall pay when due all claims for labor performed and materials furnished therefor in connection with any improvements or construction activities.
7.7 Financial Information. To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time. The Bank reserves the right, upon written notice to the Borrower, to require the Borrower to deliver financial information and statements to the Bank more frequently than otherwise provided below, and to use such additional information and statements to measure any applicable financial covenants in this Agreement.
(a)	Within 120 days of Borrower’s fiscal year end:
(a)
A properly completed personal financial statement of Thomas M. Ansley on the Bank’s form with all questions fully answered and all schedules completed in their entirety, including all requested income/expense information, contingent liabilities disclosure; provided that, if the party providing the financial information uses his/her own automated financial statement, they may supplement the statement with supporting schedules, certifications or other details so that all information requested on the Bank’s financial statement form is provided in lieu of using such form.

(b)	Copies of the federal income tax return of the Thomas M. Ansley and, if requested by the Bank, copies of any extensions of the filing date.
(c)
Copies of the federal income tax return of AMC Wings, Inc., MCA Enterprises Brandon, Inc., Diversified Restaurant Holdings, Inc., AMC Group, Inc., and if requested by the Bank, copies of any extensions of the filing date. These tax returns must be company prepared.

(d)
The annual financial statements AMC Wings, Inc., Diversified Restaurant Holdings, Inc., AMC Group, Inc., certified and dated by an authorized financial officer. These financial statements must be reviewed by a Certified Public Accountant acceptable to the Bank.

(e)	Schedule of debt and debt service of the AMC Wings, Inc., Diversified Restaurant Holdings, Inc.
(f)
a certificate substantially in the form of the Compliance Certificate required by the Bank, signed by the party submitting the information or, if such party is a business entity, an authorized financial officer of the party. The Compliance Certificate shall state whether there existed as of the date of such financial statements, and whether there exists as of the date of the certificate, any event of default under this Agreement and, if any such default exists, specifying the nature thereof and the action the party is taking and proposes to take with respect thereto.

7.8 Other Debts. Not to have outstanding or incur any direct or contingent liabilities or lease obligations (other than those to the Bank), or become liable for the liabilities of others, without the Bank’s written consent. This does not prohibit:
(a)	Acquiring goods, supplies, or merchandise on normal trade credit.
(b)	Liabilities, lines of credit and leases in existence on the date of this Agreement disclosed in writing to the Bank.
(c)	If the Borrower is a natural person, additional debts of the Borrower as an individual for consumer purposes.
(d)	The loan made pursuant to the SBA Loan Authorization.
Ref# 1000367553 — MCA Enterprises Brandon Inc.
Real Estate Loan Agreement

7.9 Other Liens. Not to create, assume, or allow any security interest or lien (including judicial liens) on the Property except:
a)	Liens and security interests in favor of the Bank.
b)	Liens for current taxes, assessments or other governmental charges which are not delinquent or remain payable without any penalty.
c)	Liens outstanding on the date of this Agreement disclosed in writing to the Bank.
d)	A lien securing the loan made pursuant to the SBA Loan Authorization, provided such lien is at all times junior to the Bank’s lien on the Property.
7.10 Maintenance of Assets.
a)	Not to sell, assign, lease, transfer or otherwise dispose of any part of the Borrower’s business or the Borrower’s assets except in the ordinary course of the Borrower’s business.
b)	Not to sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so.
c)	Not to enter into any sale and leaseback agreement covering any of its fixed assets.

d)	To maintain and preserve all rights, privileges, and franchises the Borrower now has.
e)	To make any repairs, renewals, or replacements to keep the Borrower’s properties in good working condition.
7.11 Loans. Not to make any loans, advances or other extensions of credit to any individual or entity except for extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business to non-affiliated entities.
7.12 Change of Management. Not to make any substantial change in the present executive or management personnel of the Borrower.
7.13 Change of Ownership. If the Borrower is anything other than a natural person, not to cause, permit, or suffer any change in capital ownership such that there is a material change, as determined by the Bank in its sole discretion, in the direct or indirect capital ownership of the Borrower.
7.14 Additional Negative Covenants. Not to, without the Bank’s written consent:
a)	Enter into any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company.
b)	Acquire or purchase a business or its assets.

c)	Engage in any business activities substantially different from the Borrower’s present business.

d)	Liquidate or dissolve the Borrower’s business.
7.15 Notices to Bank. To promptly notify the Bank in writing of:
a)	Any event of default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an event of default.
Ref# 1000367553 — MCA Enterprises Brandon Inc.
Real Estate Loan Agreement

b)
Any change in the Borrower’s name, legal structure, principal residence (for an individual), state of registration (for a registered entity), place of business, or chief executive office if the Borrower has more than one place of business.

c)	Any breach or event of default under the SBA Loan Authorization.
7.16 Books and Records. To maintain adequate books and records and allow the Bank and its agents to examine, audit and make copies of books and records at any reasonable time. If any of the Borrower’s books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform examinations or audits and to respond to the Bank’s requests for information concerning such books and records.
7.17 Performance of Acts. Upon request by the Bank, to perform all acts which may be necessary or advisable to perfect any lien or security interest provided for in this Agreement or to carry out the intent of this Agreement.
7.18 Inspections and Appraisals of the Property. To allow the Bank and its agents to visit the Property at any reasonable time for the purpose of inspecting the Property and conducting appraisals, and deliver to the Bank any financial or other information concerning the Property as the Bank may request.
7.19 Use of the Property. To occupy the Property for the conduct of its regular business. The Borrower will not change its intended use of the Property or lease the Property without the Bank’s prior written approval.
7.20 Indemnity Regarding Use of Property. To indemnify, defend with counsel acceptable to the Bank, and hold the Bank harmless from and against all liabilities, claims, actions, damages, costs and expenses (including all legal fees and expenses of Bank’s counsel) arising out of or resulting from the construction of any improvements on the Property, or the ownership, operation, or use of the Property, whether such claims are based on theories of derivative liability, comparative negligence or otherwise. The Borrower’s obligations to the Bank under this Paragraph shall survive termination of this Agreement and repayment of the Borrower’s obligations to the Bank under this Agreement, and shall also survive as unsecured obligations after any acquisition by the Bank of the Property or any part of it by foreclosure or any other means.
7.21 Bank as Principal Depository. To maintain the Bank or one of its affiliates as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts.
7.22 Basic Fixed Charge Coverage Ratio. AMC Wings, Inc. to maintain on a consolidated basis a minimum Post-Distribution Fixed Charge Coverage Ratio of 1.20:1.00. and “Post-Distribution Fixed Charge Coverage Ratio” means the sum of net income after tax, non-cash charges, interest expense and third party rent expense, less capital gains or plus capital losses, minus distributions and dividends to shareholders and loans or advances to affiliates, divided by the sum of scheduled principal payments on long term debt and capital leases, interest expense and third party rent expense. This ratio will be calculated at the end of each reporting period for which the Bank requires financial statements from Borrower, using the results of the twelve-month period ending with that reporting period. The calculation of scheduled principal payments on long term debt and capital leases will be based on the 12-month period immediately following the reporting period for which the Bank requires financial statements. Covenant to be measured on a combined basis, with AMC Group Inc., and Diversified Restaurant Holdings, Inc.
7.23 Debt to Worth Ratio. AMC Wings, Inc., to maintain on a consolidated basis a Rent Adjusted Leverage Ratio not exceeding 4.5:1.00. and “Rent Adjusted Leverage Ratio” means the following ratio, computed on a roiling twelve (12) months basis: Funded Debt plus [8 x third party rent expense] divided by net income after tax + interest expense + income tax expense + depreciation, amortization and third party rent expense. Covenant to be measured on a combined basis, with AMC Group Inc and Diversified Restaurant Holdings, Inc.
Ref# 1000367553 — MCA Enterprises Brandon Inc.
Real Estate Loan Agreement

8. HAZARDOUS SUBSTANCES
8.1 Indemnity Regarding Hazardous Substances. The Borrower agrees to indemnify and hold the Bank harmless from and against all liabilities, claims, actions, foreseeable and unforeseeable consequential damages, costs and expenses (including sums paid in settlement of claims and all consultant, expert and legal fees and expenses of the Bank’s counsel) or loss directly or indirectly arising out of or resulting from any of the following:
(a)
Any hazardous substance being present at any time, whether before, during or after any construction, in or around any part of the Property, or in the soil, groundwater or soil vapor on or under the Property, including those incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work, or any resulting damages or injuries to the person or property of any third parties or to any natural resources.

(b)
Any use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about any of the Borrower’s property or operations or property leased to the Borrower, whether or not the property has been taken by the Bank as collateral.

Upon demand by the Bank, the Borrower will defend any investigation, action or proceeding alleging the presence of any hazardous substance in any such location, which affects the Property or which is brought or commenced against the Bank, whether alone or together with the Borrower or any other person, all at the Borrower’s own cost and by counsel to be approved by the Bank in the exercise of its reasonable judgment. In the alternative, the Bank may elect to conduct its own defense at the expense of the Borrower. The Borrower’s obligations to the Bank under this Article, except the obligation to give notices to the Bank, shall survive termination of this Agreement, repayment of the Borrower’s obligations to the Bank under this Agreement, and foreclosure of the Real Estate Security Instrument encumbering the Property or similar proceedings.
8.2 Representation and Warranty Regarding Hazardous Substances. Before signing this Agreement, the Borrower researched and inquired into the previous uses and ownership of the Property. Based on that due diligence, the Borrower represents and warrants that to the best of its knowledge, no hazardous substance has been disposed of or released or otherwise exists in, on, under or onto the Property, except as the Borrower has disclosed to the Bank in writing.
8.3 Compliance Regarding Hazardous Substances. The Borrower has complied, and will comply and cause all occupants of the Property to comply, with all current and future laws, regulations and ordinances or other requirements of any governmental authority relating to or imposing liability or standards of conduct concerning protection of health or the environment or hazardous substances (“Environmental Laws”). The Borrower shall promptly, at the Borrower’s sole cost and expense, take all reasonable actions with respect to any hazardous substances or other environmental condition at, on, or under the Property necessary to (i) comply with all applicable Environmental Laws; (ii) allow continued use, occupation or operation of the Property; or (iii) maintain the fair market value of the Property. The Borrower acknowledges that hazardous substances may permanently and materially impair the value and use of the Property.
8.4 Notices Regarding Hazardous Substances. Until full repayment of the Loan, the Borrower will promptly notify the Bank in writing if it knows, suspects or believes there may be any hazardous substance in or around the Property, or in the soil, groundwater or soil vapor on or under the Property, or that the Borrower or the Property may be subject to any threatened or pending investigation by any governmental agency under any current or future law, regulation or ordinance pertaining to any hazardous substance.
8.5 Site Visits, Observations and Testing. The Bank and its agents and representatives will have the right at any reasonable time, after giving reasonable notice to the Borrower, to enter and visit the Property and any other locations where any personal property collateral securing this Agreement is located, for the purposes of observing the Property and the personal property collateral, taking and removing environmental samples, and conducting tests on any part of the Property. The Borrower shall reimburse the Bank on demand for the costs of any such environmental investigation and testing. The Bank will make reasonable efforts during any site visit, observation or testing conducted pursuant this paragraph to avoid interfering with the Borrower’s use of the Property and the personal property collateral. The Bank is under no duty, however, to visit or observe the Property or the personal property collateral or to conduct tests, and any such acts by the Bank will be solely for the purposes of protecting the Bank’s security and preserving the Bank’s rights under this Agreement. No site visit, observation or testing or any report or
Ref# 1000367553 — MCA Enterprises Brandon Inc.
Real Estate Loan Agreement

findings made as a result thereof (“Environmental Report”) (i) will result in a waiver of any default of the Borrower; (ii) impose any liability on the Bank; or (iii) be a representation or warranty of any kind regarding the Property or the personal property collateral (including its condition or value or compliance with any laws) or the Environmental Report (including its accuracy or completeness). In the event the Bank has a duty or obligation under applicable laws, regulations or other requirements to disclose an Environmental Report to the Borrower or any other party, the Borrower authorizes the Bank to take such a disclosure. The Bank may also disclose an Environmental Report to any regulatory authority, and to any other parties as necessary or appropriate in the Bank’s judgment. The Borrower further understands and agrees that any Environmental Report or other information regarding a site visit, observation or testing that is disclosed to the Borrower by the Bank or its agents and representatives is to be evaluated (including any reporting or other disclosure obligations of the Borrower) by the Borrower without advice or assistance from the Bank.
8.6 Definition of Hazardous Substance. “Hazardous substance” means any substance, material or waste that is or becomes designated or regulated as “toxic,” “hazardous,” “pollutant,” or “contaminant” or a similar designation or regulation under any current or future federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation petroleum or natural gas.
9. DEFAULT AND REMEDIES
If any of the following events of default occurs, the Bank may do one or more of the following without prior notice: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately. If an event which, with notice or the passage of time, will constitute an event of default has occurred and is continuing, the Bank has no obligation to make advances or extend additional credit under this Agreement. In addition, if any event of default occurs, the Bank shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity. If an event of default occurs under the paragraph entitled “Bankruptcy,” below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.
9.1 Failure to Pay. The Borrower fails to make a payment under this Agreement when due.
9.2 Other Bank Agreements. Any default occurs under any other agreement the Borrower (or any Obligor) has with the Bank or any affiliate of the Bank. For purposes of this Agreement, “Obligor” shall mean any guarantor, any party pledging collateral to the Bank, or, if the Borrower is comprised of the trustees of a trust, any trustor.
9.3 Cross-default. Any default occurs under any agreement in connection with any credit the Borrower (or any Obligor) has obtained from anyone else or which the Borrower (or any Obligor) or any of the Borrower’s related entities or affiliates has guaranteed.
9.4 False Information. The Borrower or any Obligor has given the Bank false or misleading information or representations.
9.5 Bankruptcy. The Borrower, any Obligor, or any general partner of the Borrower or of any Obligor files a bankruptcy petition, a bankruptcy petition is filed against any of the foregoing parties, or the Borrower, any Obligor, or any general partner of the Borrower or of any Obligor makes a general assignment for the benefit of creditors.
9.6 Receivers. A receiver or similar official is appointed for any portion of the Borrower’s or any Obligor’s business, or the business is terminated, or, if any Obligor is anything other than a natural person, such Obligor is liquidated or dissolved.
9.7 Revocation or Termination. If the Borrower is comprised of the trustee(s) of a trust, the trust is revoked or otherwise terminated or all or a substantial part of the Borrower’s assets are distributed or otherwise disposed of.
9.8 Lien Priority. The Bank fails to have a valid and enforceable perfected security interest in or lien on the Property or any other collateral securing the Borrower’s obligations under this Agreement, or such security interest or lien fails to be prior to the rights and interest of others (except for any prior liens to which the Bank has consented in writing).
Ref# 1000367553 — MCA Enterprises Brandon Inc.
Real Estate Loan Agreement

9.9 Judgments. Any judgments or arbitration awards are entered against the Borrower or any Obligor, or the Borrower or any Obligor enters into any settlement agreements with respect to any litigation or arbitration.
9.10 Death. If the Borrower or any Obligor is a natural person, the Borrower or such Obligor dies or becomes legally incompetent; if the Borrower or any Obligor is a trust, a trustor dies or becomes legally incompetent; if the Borrower or any Obligor is a partnership, any general partner dies or becomes legally incompetent.
9.11 Material Adverse Change. A material adverse change occurs, or is reasonably likely to occur, in the Borrower’s (or any Obligor’s) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.
9.12 Government Action. Any government authority takes action that the Bank believes materially adversely affects the Borrower’s or any Obligor’s financial condition or ability to repay.
9.13 Default under Related Documents. Any default occurs under any guaranty, subordination agreement, security agreement, deed of trust, mortgage, or other document required by or delivered in connection with this Agreement or any such document is no longer in effect, or any guarantor purports to revoke or disavow the guaranty.
9.14 Other Breach Under Agreement. A default occurs under any other term or condition of this Agreement not specifically referred to in this Article. This includes any failure or anticipated failure by the Borrower (or any other party named in the Covenants section) to comply with any financial covenants set forth in this Agreement, whether such failure is evidenced by financial statements delivered to the Bank or is otherwise known to the Borrower or the Bank.
9.15 Default Under SBA Loan Authorization. The SBA Loan Authorization fails at any time to be in full force and effect or the loan authorized thereunder fails to close and fund as contemplated by the SBA Loan Authorization.
10. ENFORCING THIS AGREEMENT; MISCELLANEOUS
10.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and financial covenants will be made under generally accepted accounting principles, consistently applied or another basis acceptable to the Bank.
10.2 Governing Law. This Agreement is governed by Florida law.
10.3 Successors and Assigns. This Agreement is binding on the Borrower’s and the Bank’s successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank’s prior consent.
10.4 Dispute Resolution Provision. This paragraph, including the subparagraphs below, is referred to as the “Dispute Resolution Provision.” This Dispute Resolution Provision is a material inducement for the parties entering into this agreement.
(a)
This Dispute Resolution Provision concerns the resolution of any controversies or claims between the parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this agreement (including any renewals, extensions or modifications); or (ii) any document related to this agreement (collectively a “Claim”). For the purposes of this Dispute Resolution Provision only, the term “parties” shall include any parent corporation, subsidiary or affiliate of the Bank involved in the servicing, management or administration of any obligation described or evidenced by this agreement.

Ref# 1000367553 — MCA Enterprises Brandon Inc.
Real Estate Loan Agreement

(b)
At the request of any party to this agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the “Act”). The Act will apply even though this agreement provides that it is governed by the law of a specified state.

(c)
Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association or any successor thereof (“AAA”), and the terms of this Dispute Resolution Provision. In the event of any inconsistency, the terms of this Dispute Resolution Provision shall control. If AAA is unwilling or unable to (i) serve as the provider of arbitration or (ii) enforce any provision of this arbitration clause, the Bank may designate another arbitration organization with similar procedures to serve as the provider of arbitration.

(d)
The arbitration shall be administered by AAA and conducted, unless otherwise required by law, in any U.S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in the state specified in the governing law section of this agreement. All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) bays of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and have judgment entered and enforced.

(e)
The arbitrator(s) will give effect to statutes of limitation in determining any Claim and may dismiss the arbitration on the basis that the Claim is barred. For purposes of the application of any statutes of limitation, the service on AAA under applicable AAA rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s), except as set forth at subparagraph (h) of this Dispute Resolution Provision. The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this agreement.

(f)
This paragraph does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

(g)	The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration.
(h)
Any arbitration or trial by a judge of any Claim will take place on an individual basis without resort to any form of class or representative action (the “Class Action Waiver”). Regardless of anything else in this Dispute Resolution Provision, the validity and effect of the Class Action Waiver may be determined only by a court and not by an arbitrator. The parties to this Agreement acknowledge that the Class Action Waiver is material and essential to the arbitration of any disputes between the parties and is nonseverable from the agreement to arbitrate Claims. If the Class Action Waiver is limited, voided or found unenforceable, then the parties’ agreement to arbitrate shall be null and void with respect to such proceeding, subject to the right to appeal the limitation or invalidation of the Class Action Waiver. The Parties acknowledge and agree that under no circumstances will a class action be arbitrated.

(i)
By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim. Furthermore, without intending in any way to limit this agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim. This waiver of jury trial shall remain in effect even if the Class Action Waiver is limited, voided or found unenforceable. WHETHER THE CLAIM IS DECIDED BY ARBITRATION OR BY TRIAL BY A JUDGE, THE PARTIES AGREE AND UNDERSTAND THAT THE EFFECT OF THIS AGREEMENT IS THAT THEY ARE GIVING UP THE RIGHT TO TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW.

Ref# 1000367553 — MCA Enterprises Brandon Inc.
Real Estate Loan Agreement

10.5 Severability; Waivers. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.
10.6 Attorneys’ Fees. The Borrower shall reimburse the Bank for any reasonable costs and attorneys’ fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, “workout” or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys’ fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys’ fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. To the extent permitted by law, as used in this paragraph, “attorneys’ fees” includes the allocated costs of the Bank’s in-house counsel.
10.7 Individual Liability. If the Borrower is a natural person, the Bank may proceed against the Borrower’s business and non-business property in enforcing this and other agreements relating to this Loan. If the Borrower is a partnership, the Bank may proceed against the business and non-business property of each general partner of the Borrower in enforcing this and other agreements relating to this Loan.
10.8 Joint and Several Liability. If two or more Borrowers sign this Agreement, each Borrower agrees that it is jointly and severally liable to the Bank for the payment of all obligations arising under this Agreement, and that such liability is independent of the obligations of the other Borrowers.
10.9 Set-Off.
(a)
In addition to any rights and remedies of the Bank provided by law, upon the occurrence and during the continuance of any event of default under this Agreement, the Bank is authorized, at any time, to set off and apply any and all Deposits of the Borrower or any Obligor held by the Bank against any and all Obligations owing to the Bank. The set-off may be made irrespective of whether or not the Bank shall have made demand under this Agreement or any guaranty, and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable Deposits.

(b)
The set-off may be made without prior notice to the Borrower or any other party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Obligor) to the fullest extent permitted by law. The Bank agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

(c)
For the purposes of this paragraph, “Deposits” means any deposits (general or special, time or demand, provisional or final, individual or joint) and any instruments owned by the Borrower or any Obligor which come into the possession or custody or under the control of the Bank. “Obligations” means all obligations, now or hereafter existing, of the Borrower to the Bank under this Agreement and under any other agreement or instrument executed in connection with this Agreement, and the obligations to the Bank of any Obligor.

10.10 One Agreement. This Agreement and any related security or other agreements required by this Agreement, collectively:
(a)	represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;
Ref# 1000367553 — MCA Enterprises Brandon Inc.
Real Estate Loan Agreement

(b)	replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and
(c)	are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.
In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.
10.11 Conflict with SBA Loan Authorization. In the event of any conflict between the terms of this Agreement or any related agreements required by this Agreement and those of the SBA Loan Authorization or the applicable SBA rules and regulations, the terms, conditions, and provisions of the SBA Loan Authorization or the SBA rules and regulations shall prevail, but only to the extent that, at the time of determination, such terms, conditions, and provisions of the SBA Loan Authorization or the SBA rules and regulations are applicable to the Loan provided under this Agreement.
10.12 Indemnification. The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrower hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit. This indemnity includes but is not limited to attorneys’ fees (including the allocated cost of in-house counsel). This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will survive repayment of the Borrower’s obligations to the Bank. All sums due to the Bank hereunder shall be obligations of the Borrower, due and payable immediately without demand.
10.13 Notices. Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or to such other addresses as the Bank and the Borrower may specify from time to time in writing. Notices and other communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, or (ii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.
10.14 Headings. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.
10.15 Counterparts. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.
10.16 Borrower Information; Reporting to Credit Bureaus. The Borrower authorizes the Bank at any time to verify or check any information given by the Borrower to the Bank, check the Borrower’s credit references, verify employment, and obtain credit reports. The Borrower agrees that the Bank shall have the right at all times to disclose and report to credit reporting agencies and credit rating agencies such information pertaining to the Borrower and/or all guarantors as is consistent with the Bank’s policies and practices from time to time in effect.
10.17 Limitation of Interest and Other Charges. Notwithstanding any other provision contained in this Agreement, the Bank dues not intend to charge and the Borrower shall not be required to pay any amount of interest or other fees or charges that is in excess of the maximum permitted by applicable law. Any payment in excess of such maximum shall be refunded to the Borrower or credited against principal, at the option of the Bank. It is the express intent hereof that the Borrower not pay and the Bank not receive, directly or indirectly, interest in excess of that which may be lawfully paid under applicable law including the usury laws in force in the state of Florida.
Ref# 1000367553 — MCA Enterprises Brandon Inc.
Real Estate Loan Agreement

This Agreement is executed as of the date stated at the top of the first page.

Bank: Bank of America, N.A.
By:	/s/ Illegible
Authorized Officer

Borrower: MCA Enterprises Brandon, Inc.
By:	/s/ T. Michael Ansley
Thomas M. Ansley, President

By:	/s/ Jason Curtis
Jason Curtis, Secretary

Address where notices to the Bank are to be sent:	Address where notices to the Borrower are to be sent:

Bank of America, N.A.	MCA Enterprises Brandon, Inc.
Doc Retention — GCF	21751 W 11 Mile Rd. Ste 208
CT2-515-BB-03	Southfield, MI 48076-0000
70 Batterson Park Road
Farmington, CT 06032
Federal law requires Bank of America, N.A. (the “Bank”) to provide the following notice. The notice is not part of the foregoing agreement or instrument and may not be altered. Please read the notice carefully.
(1) USA PATRIOT ACT NOTICE
Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan. The Bank will ask for the Borrower’s legal name, address, tax ID number or social security number and other identifying information. The Bank may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of the Borrower, guarantors or other related persons.
Ref# 1000367553 — MCA Enterprises Brandon Inc.
Real Estate Loan Agreement